77I Exhibits

Morgan Stanley Select Dimensions Investment Series
Money Market Portfolio

The Board of Directors of Morgan Select Dimensions Investment Series (the "Fund") approved a Plan of Liquidation with respect to the Money Market Portfolio
(the "Portfolio"), a series of the Fund. Pursuant to the Plan of Liquidation, substantially all of the assets of the Portfolio will be liquidated, known liabilities of the Portfolio will be satisfied, the remaining proceeds will be distributed to the Portfolio's shareholders, and all of the issued and outstanding shares of the Portfolio will be redeemed (the "Liquidation"). The Liquidation occurred on April 29, 2016. Effective as of the close of business on April 27, 2016, the Portfolio suspended the continuous offering of its shares to all investors and thus, no further purchases of shares of the Portfolio may be made by investors. The Fund announced this liquidation in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission on September 24,
2015 (accession number 0001104659-15-066931) and is
incorporated by reference herein.